Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 6, 2022 (except for Note 3 and “Disaggregation of Revenue” section of Note 10, as to which the date is August 30, 2022) with respect to the consolidated financial statements of Circle Internet Financial Limited and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York
November 14, 2022